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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15

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             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934


                          COMMISSION FILE NO. 000-50846


                        COLLEGIATE FUNDING SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                            10304 SPOTSYLVANIA AVENUE
                                    SUITE 100
                            FREDERICKSBURG, VA 22408
                                 (540) 374-1600

                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
                    (Title of all other classes of securities
                     for which a duty to file reports under
                         Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)               [X]    Rule 12h-3(b)(1)(i)                 [X]
Rule 12g-4(a)(1)(ii)              [ ]    Rule 12h-3(b)(1)(ii)                [ ]
Rule 12g-4(a)(2)(i)               [ ]    Rule 12h-3(b)(2)(i)                 [ ]
Rule 12g-4(a)(2)(ii)              [ ]    Rule 12h-3(b)(2)(ii)                [ ]
                                         Rule 15d-6                          [ ]

   Approximate number of holders of record as of the certification or notice date: 1


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        Pursuant to the  requirements  of the  Securities  Exchange Act of 1934,
Collegiate Funding Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                         COLLEGIATE FUNDING SERVICES, INC.

March 1, 2006

                                         By:  /s/  Kevin A. Landgraver
                                              --------------------------------
                                              Name:  Kevin A. Landgraver
                                              Title: Executive Vice President,
                                                     CFO & Treasurer